Exhibit 16.1

November 9, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Cambridge Holdings, Ltd. EIN: 84-0826695

Commissioners:

We were previously the principal accountants for Cambridge Holdings, Ltd., and we reported on the financial statements of Cambridge Holdings, Ltd. as of June 30, 2010 and 2009, and for the years ended June 30, 2010 and 2009.  We have not provided any audit services to Cambridge Holdings, Ltd. since the audit of the June 30, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Cambridge Holdings, Ltd. through March 31, 2011. Effective August 4, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K/A.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K/A.  We have no basis on which to agree or disagree with other statements made in the amended Form 8-K/A.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado